April 16, 2009

Dear Shareholder,

Yesterday, we submitted our Annual Report on Form 10-K to the Securities and Exchange Commission (SEC) for the fiscal year ended December 31, 2008. The 10-K provides information about our 2008 financial results (highlights are provided below in this letter), a conclusion by our auditors that there is substantial doubt with respect to our ability to continue as a going concern, a summary of our efforts under the capital plan to restructure our trust preferred securities (TruPS) debt, the issuance of a Cease and Desist order at our Marine Bank subsidiary, and addresses a number of significant issues facing our company which should be reviewed by our shareholders in its entirety. You may review the Form 10-K on our website at www.cibmarine.com, or contact Elizabeth Neighbors, Paralegal & Investor Relations Manager, at (262) 695-6010 or Elizabeth.Neighbors@cibmarine.com to request that a copy be mailed to you.

2008 Financial Results
We continued to sustain significant operating losses in 2008. Net loss after factoring in income from discontinued operations was $34.4 million, compared to $13.8 million in 2007. Net loss from continuing operations was $36.2 million, compared to $15.2 million in 2007. The net loss per share was $1.88 (a loss of $1.98 per share from continuing operations), and book value per share declined to $0.81 at December 31, 2008 versus $3.29 per share at December 31, 2007. Total assets decreased to $906 million at December 31, 2008 from $1.01 billion at December 31, 2007, largely reflecting the impact of the sale of the deposits, branches, and most of the loans of Citrus Bank, NA, during 2008. Loans decreased by $40 million and deposits decreased by $50 million, also largely reflecting the impact of the sale of the Citrus Bank business, partially offset by some growth in loans and deposits in our other markets.

The key contributors to the large continuing operating loss were:

•	Net interest income declined from $22.6 million in 2007 to $21.6 million in 2008, reflecting the reduced balance sheet and continued pressure on margins from the competitive deposit market and our efforts to maintain strong liquidity. Our net interest income continues to be depressed by the effect of the high cost of the TruPS. The interest expense on these TruPS increased from $8.5 million in 2007 to $8.9 million in 2008, representing over 25% of our total interest expense;

•	Certain aspects of credit quality experienced continued pressure during 2008, reflecting general economic conditions as well as specific market conditions in Florida and Arizona. The loan loss provision expense in 2008 was $22.1 million compared to $6.4 million in 2007. The 2008 provision expense primarily comprised $11.3 million in provision expense allocated to the home equity pools (compared to $6.2 million in 2007) and $10.8 million in provision expense allocated to construction and development loans (largely related to residential construction and development loans in the Florida and Arizona markets). As of December 31, 2008, the home equity loan pools had a balance of $52.2 million and loan loss reserves allocated to these two pools totaled $4.5 million, compared to a balance of $73.0 million and a loan loss reserve of $5.3 million at December 31, 2007;

•	Noninterest income increased from $3.1 million in 2007 to $6.2 million in 2008, reflecting the gain on the sale of Citrus Bank in 2008;

•	While CIB Marine continued to implement efficiency plans to reduce operating expenses, significant one-time expenses caused total noninterest expense to increase from $34.5 million in 2007 to $41.6 million in 2008. Reflecting the sale of Citrus Bank and other staff reductions, compensation and employee benefits decreased from $18.2 million in 2007 to $16.4 million in 2008. On the other hand:

•	professional services increased from $3.3 million in 2007 to $4.8 million in 2008, representing the cost of advisory and other support services in the execution of the company’s capital plan as well as fees related to loan collection and workout-related services;

•	impairment losses on investment securities of $1.8 million were recorded in 2008 compared to zero in 2007;

•	write downs and losses on assets were $3.5 million in 2008 compared to $0.7 million in 2007, reflecting the write-down in the fourth quarter of 2008 of CIB Marine’s investment in the four statutory trusts (related to the TruPS); and

•	other expense increased from $5.9 million in 2007 to $10.5 million in 2008, including a $3.4 million settlement expense recognized in 2008 related to the Lewis litigation.

Strategic Options/Capital Plan
As noted above, we sustained a significant consolidated loss in 2008 and we are projecting continued operating losses as long as we are burdened with the cost of interest on the TruPS. The losses we recorded during 2008 substantially reduced the level of our consolidated capital. While the regulatory capital ratios at both of our subsidiary banks remained above well capitalized guidelines, by December 31, 2008 our consolidated company total equity to total assets declined to 1.63% compared to 6.01% at December 31, 2007. One of our key regulatory capital ratios, the leverage capital ratio, fell to 3.58% as of December 31, 2008, below adequately capitalized. Continued losses will further deteriorate our capital position.

In our 2007 Form 10-K we announced a series of initiatives and options that we were pursuing to strengthen the capital position of the company. By late 2008, our primary focus has been on a proposed restructuring of the TruPS by seeking agreement with the holders, through a consent solicitation, to exchange the debentures for preferred stock. If approved, management and the board believe that this restructuring would return the company to a strong capital position and will afford the time necessary to continue efforts locating a strategic partner for the company. We believe that this would provide the best available value for the common shareholder and the TruPS holders; however, as of April 10, 2009, the initial voting deadline established in the Consent Solicitation, we were notified that a sufficient number of negative votes were cast to prevent approval of the Plan of Restructuring. Based upon conversations that we and our investment banking firm have had with certain of the TruPS holders, we have elected to extend the voting deadline until May 11, 2009 in order to give us more time to consider amending the terms of the Consent Solicitation to address such holders’ concerns, as well as to consider our other available options.

To further support the efforts to restructure the company, we have applied to the appropriate regulators to merge Marine Bank into Central Illinois Bank. The merger combined with other operating efficiencies being implemented would further reduce the operating costs of the company.

We also disclosed in the Form 10-K that we recently stipulated to a cease and desist order (C&D) at Marine Bank, which will become effective in the near future. The C&D generally requires Marine Bank to take certain corrective actions, imposes limits on Marine Bank activities, and prescribes lending parameters and minimum capital ratios for Marine Bank. The C&D added no material additional requirements to the asset quality and loan review program previously implemented and currently maintained by Marine Bank. Marine Bank is currently maintaining capital ratios required by the C&D. CIB Marine remains committed to maintaining adequate capital levels at both its affiliate banks.

Finally, we do want to bring your attention to two recent resignations from the boards of directors of CIB Marine and both of the banks. W. Scott Blake and Steven C. Hillard resigned after long-time service with our company. We thank Scott and Steve for their counsel and work over the years and wish them well in their future endeavors.

We will continue to keep you updated on our progress.

Sincerely,

John P. Hickey, Jr.
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2008.